Exhibit 99.1

THE STUDENT LOAN CORPORATION ANNOUNCES NEW CHIEF FINANCIAL OFFICER

Stamford, CT, April 6, 2004 – The Student Loan Corporation has named Daniel P. McHugh as its Chief Financial Officer. The appointment was effective on April 1, 2004.

Prior to joining The Student Loan Corporation, Mr. McHugh was the Chief Financial Officer of Citigroup Central Europe in both its corporate and consumer businesses in the Czech Republic, Slovakia, Hungary, Romania and Bulgaria, as well as its consumer business in Poland.

The Student Loan Corporation (NYSE: STU) is one of the nation’s leading originators and holders of insured student loans providing a full range of education financing products and services to meet the needs of students, parents, and schools. The company was previously a division of Citibank and became a NYSE-listed corporation in 1992. Citibank, N.A. is the majority shareholder. Citibank was one of the first banks to finance higher education, beginning in 1958. Today, The Student Loan Corporation serves over 2 million customers and over 3,000 schools nationwide.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. College planning and financing information is also available at www.studentloan.com.

Media Contacts:	Anita Gupta Citibank Public Affairs (212) 559-0297 guptaa@citigroup.com	Brad Svalberg Student Loan Corporation Investor Relations (203) 975-6292 bradley.d.svalberg@citigroup.com